UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                                 AMENDMENT NO. 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               MIGO SOFTWARE, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE
                         (Title of Class of Securities)

                                    59861T100
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 59861T100

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIGH INVESTMENT PARTNERS, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    5,067,490(1)
               -----------------------------------------------------------------
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        5,067,490(1)
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           5,067,490(1)
    WITH       -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    5,067,490(1)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,067,490(1) shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------
(1) Includes 1,562,500 shares issuable upon exercise of warrants.

SCHEDULE 13G

Item 1(a)   Name of Issuer:

            Migo Software, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            555 Twin Dolphin Drive, Suite 650, Redwood City, CA 94065

Item 2(a)   Names of Persons Filing:

            AIGH Investment Partners, LLC

            Orin Hirschman is the managing member of AIGH Investment Partners, LLC.

Item 2(b)   Addresses of Principal Business Offices:

            The principal business office of AIGH Investment Partners, LLC is 6006 Berkeley Ave., Baltimore, MD 21209.

Item 2(c)   Citizenship:

            AIGH Investment Partners, LLC is a Delaware limited liability company.

Item 2(d)   Title of Class of Securities:

            Common Stock

Item 2(e)   CUSIP Number:

            59861T100

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            N/A

Item 4.     Ownership

            a. Amount Beneficially Owned:

            5,067,490(1) shares

            b. Percent of class

            7.0%

            c. Number of shares as to which AIGH Investment Partners, LLC has:

                  i.    Sole power to vote or to direct the vote

                  5,067,490(1)

                  ii.   Shared power to vote or to direct the vote

                  5,067,490(1)

                  iii.  Sole power to dispose or to direct the disposition of

                  5,067,490(1)

                  iv.   Shared power to dispose or to direct the disposition of

                  5,067,490(1)

Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

            N/A

Item 8.     Identification and Classification of Members of the Group.

            N/A

Item 9.     Notice of Dissolution of Group:

            N/A

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007

                                              AIGH INVESTMENT PARTNERS, LLC


                                              By: /s/ Orin Hirschman
                                                  --------------------------
                                              Title: Managing Member